National Atlantic Holdings Corporation

FOR IMMEDIATE RELEASE

National Atlantic Receives Regulatory Approval
To Assume New Jersey Agency Home Insurance Business from The Hartford

Freehold, NJ, November 30, 2005 – National Atlantic Holdings Corporation (Nasdaq: NAHC), a provider of specialized property-casualty insurance products and related insurance services in New Jersey, announced today that the replacement carrier transaction agreement between its subsidiary, Proformance Insurance Company, and The Hartford Financial Services Group, Inc. (NYSE: HIG) has received final approval from the New Jersey Department of Banking and Insurance.

Under the terms of the agreement, subsidiaries of The Hartford will transfer their renewal obligations for New Jersey homeowners, dwelling fire, and personal excess liability policies sold through independent agents to Proformance. The transaction will involve approximately 8,500 policies.

For more information about The Hartford, please contact The Hartford’s media relations representative at 860-547-3397. You may also refer to news releases issued respectively by The Hartford and National Atlantic on September 27, 2005.

About NAHC:

National Atlantic Holdings Corporation (NAHC) and its subsidiaries provide property and casualty insurance and insurance-related services to individuals, families and businesses in the State of New Jersey.

The Company’s flagship insurance product to personal insurance customers is the “High Proformance Policy.” This product is designed to attract a broad spectrum of New Jersey residents for their private passenger automobile, homeowners, and personal excess (“umbrella”) and specialty property liability coverage.

For businesses, the Company offers a range of commercial insurance products, including commercial property, commercial general liability, and business auto, as well as claims administrative services to self-insured corporations.

National Atlantic distributes its products exclusively through independent insurance agents, known as “Partner Agents,” who are required to become shareholders in National Atlantic in order to represent the Company as an agent. The Company offers insurance products through its subsidiaries, Proformance Insurance Company and Mayfair Reinsurance Company, and insurance-related services through Riverview Professional Services and the National Atlantic Insurance Agency.

Contact:

National Atlantic Holdings Corporation
Melissa Payne-Smith, 732-665-1459
investorrelations@national-atlantic.com